Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Lucera Blount Parker
May 12, 2008		919.687.7802 Telephone
919.687.7821 Fax
lucera.parker@mfbonline.com

M&F Bancorp, Inc. Announces New Chief Financial Officer

Durham, NC — (May 12, 2008) – M&F Bancorp, Inc. today announced that their Board of Directors has selected Lyn Hittle, CPA, as its new Senior Vice President and Chief Financial Officer for the holding company and its subsidiary, Mechanics and Farmers Bank (M&F Bank), effective immediately.

Ms. Hittle most recently served as Senior Vice President and Chief Accounting Officer for Capital Bank. She also played an integral role in the growth and expansion of Harrington Bank, where she served as Senior Vice President, Chief Financial Officer, Controller and Director of Human Resources, and played a major role in establishing policies, procedures and accountabilities for that company’s finance, facilities and human resources functions. Ms. Hittle has served in senior finance positions with Eos Airlines and Midway Airlines Corporation, and has considerable experience in public accounting as well.

A summa cum laude graduate of Youngstown State University with a B. S. in Business Administration, Ms. Hittle also was a member of numerous honors societies including Phi Kappa Phi, Alpha Tau Gamma and Centurians, and was awarded the Williamson Fellow in Accounting at YSU. According to Ms. Hittle, she joined M&F because of “the Board’s vision, the enthusiasm everyone here has about the company’s future, the profound sense of ownership and purpose possessed by the senior management team, and Kim Saunders’ vibrant leadership style.”

“The Board’s responsibility is to ensure that we have a talented management team that is fully able to implement the vision we have for the company. Lyn Hittle fills that description very well, and we’re very happy that she’s chosen to be part of the future we’re building together,” said Maceo K. Sloan, Chairman of the M&F Bancorp, Inc. Board of Directors.

President and Chief Executive Officer, Kim D. Saunders said, “Lyn’s background makes her an excellent fit with the future the Board envisions. She is a CPA, experienced with the rigors and demands of public company reporting. Equally important, she has in-market banking experience, a dynamic and disciplined approach to leadership and teamwork, and an entrepreneurial spirit, all of which add tremendous value.”

M&F Bancorp, Inc., a one-bank holding company with assets of approximately $222.2 million as of December 31, 2007, is the parent company of M&F Bank. The Company’s common stock is quoted in the over-the-counter market through the OTC Bulletin Board under the symbol “MFBP.” For additional information contact M&F Bancorp Corporate Headquarters, 2634 Durham Chapel Hill Blvd., Durham, NC, 919.687.7800 or visit http://www.mfbonline.com.

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of M&F Bancorp, Inc.(the “Company”) and Mechanics and Farmers Bank (the “Bank”). These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and the Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor the Bank undertakes an obligation to update any forward-looking statements. Additional information is detailed in the Company’s filings with the Securities and Exchange Commission

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